                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-81021
                         250,000 SHARES OF COMMON STOCK

                                  ULTRAK, INC.

     Our Common Stock is listed on the NASDAQ National Market under the symbol "ULTK". On June 28, 1999, the closing sale price of the Common Stock on the NASDAQ National Market was $5 11/16.

     All of the 250,000 shares of Common Stock are being sold by Robert James, the selling shareholder. We will not receive any proceeds from the sale.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                  July 2, 1999

     No one (including any salesperson or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

                             ---------------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Where You Can Find More Information.........................   iii
Forward Looking Statements..................................   iii
The Company.................................................     1
Risk Factors................................................     3
Use of Proceeds.............................................     6
Description of Common Stock.................................     6
Selling Shareholder.........................................     6
Plan of Distribution........................................     7
Legal Matters...............................................     7
Experts.....................................................     7
Indemnification.............................................     7

                                      (ii)

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC's web site at: http://www.sec.gov.

     This prospectus is a part of a registration statement we filed with the SEC.

     The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholder sells all the shares or the offering is terminated:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 0-9463).

          2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (File No. 0-9463).

          3. Proxy Statement dated April 21, 1999 (File No. 0-9463).

          4. Current Report on Form 8-K filed on March 18, 1999 (File No.
     0-9463).

          5. The description of our Common Stock contained in our Registration Statement on Form S-3 filed on November 18, 1996, including any amendment or report filed to update this description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: 1301 Waters Ridge Drive, Lewisville, Texas 75057, Attention: Mark L. Weintrub -- Secretary, telephone number (972) 353-6449.

                           FORWARD LOOKING STATEMENTS

CERTAIN STATEMENTS CONTAINED OR INCORPORATED IN THIS PROSPECTUS, WHICH ARE NOT STATEMENTS OF HISTORICAL FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). FORWARD-LOOKING STATEMENTS ARE MADE IN GOOD FAITH BY ULTRAK PURSUANT TO THE "SAFE HARBOR" PROVISIONS OF THE REFORM ACT. FORWARD-LOOKING STATEMENTS MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF ULTRAK TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS, INCLUDING THE TIMELY DEVELOPMENT AND ACCEPTANCE OF NEW PRODUCTS, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, FLUCTUATIONS IN OPERATING RESULTS, ABILITY TO INTRODUCE NEW PRODUCTS, TECHNOLOGICAL CHANGES, RELIANCE ON INTELLECTUAL PROPERTY AND OTHER RISKS. MOREOVER, THE OBJECTIVES AND INTENTIONS CONTAINED OR INCORPORATED IN THIS PROSPECTUS ARE SUBJECT TO CHANGE DUE TO DOMESTIC, GLOBAL MARKET AND ECONOMIC CONDITIONS BEYOND THE CONTROL OF ULTRAK.

     For a discussion of important risks of an investment in the Common Stock, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors."

                                      (iii)

                                  THE COMPANY

GENERAL

     Ultrak, Inc. (the "Company" or "Ultrak") designs, manufactures, markets, sells and services innovative electronic products and systems for use in security and surveillance, industrial video and professional audio markets worldwide. These products and systems include a broad line of cameras, lenses, high-speed dome systems, monitors, switchers, quad processors, time lapse recorders, multiplexers, video transmission systems, access control systems, computerized observation and security systems, audio equipment and accessories.

     It is the Company's objective to set new standards in quality, performance and value by providing single-source Enterprise Security Solutions to its customers in the form of integrated systems whereby all closed circuit television ("CCTV") components, alarms, access control, and badging as well as facility and alarm management functions and reporting are controlled from one single console. Integrated systems better serve the end user by improving their ease of operation, security, health/safety and loss prevention, and at the same time reducing maintenance and training costs. Ultrak's management believes that integrated systems provide customers maximum functionality at the lowest possible cost.

     The Company was incorporated in Colorado in 1980 and re-incorporated in Delaware in December 1995. In 1997, the Company built a 170,000 square foot warehouse and headquarters facility known as the Ultrak Worldwide Support Center located in the north Dallas suburb of Lewisville, Texas.

     Ultrak operates sales, distribution and manufacturing locations worldwide. The Company has sales facilities in five U.S. cities, England, France, Germany, Italy, Singapore, Australia, and South Africa, as well as active representation through systems integrators in China and Brazil. The Company established a headquarters facility in Antwerp, Belgium in 1999 to coordinate efforts among its European operations. Customers are supported by twelve distribution centers worldwide and manufacturing facilities located in the United States, Germany, Australia and South Africa.

ADDRESS

     Our principal executive offices are located at 1301 Waters Ridge Drive, Lewisville, Texas 75057 and our telephone number is (972) 353-6500.

                                  THE OFFERING

Common Stock Offered............................   250,000 shares

Common Stock Outstanding after this offering....   11,865,188 shares(1)

Use of Proceeds.................................   We will not receive any
                                                   proceeds from the sale of the
                                                   Common Stock by the selling
                                                   shareholder. See "Use of
                                                   Proceeds."

Nasdaq National Market Symbol...................   ULTK

Risk Factors....................................   The securities offered by
                                                   this prospectus involve risk.
                                                   See "Risk Factors."
---------------

(1) Excludes 995,800 shares of Common Stock issuable upon exercise of outstanding stock options as of June 18, 1999. In addition, this number of shares does not include a total of 604,200 additional shares of Common Stock reserved for issuance if and when holders of options that may be granted in the future exercise those options.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered hereby.

DEPENDENCE ON PRODUCT SUPPLIERS

     Ultrak purchases the products it does not manufacture from a limited number of non-affiliated foreign manufacturers and will continue to depend substantially upon such manufacturers in the future. The Company does not itself manufacture most of the products which it markets and sells. The Company has in the past and may in the future experience difficulties obtaining, in a timely manner, those components which are necessary for its finished products. The loss of any one supplier of components or an inability of suppliers to provide the Company with the required quantity or quality of components could have a material adverse effect on Ultrak's business until such time as an alternate source of supply for such components is found.

TECHNOLOGICAL OBSOLESCENCE

     The CCTV product industry is characterized by rapid technological change, frequent product introductions and worldwide research. The ability of Ultrak to compete will depend in large part on its ability to successfully adapt to technological changes in the industry. Although the Company's products are currently based on what it considers solid processes and technology, there is no assurance that patents, products, processes or computer software produced by competing companies could not supersede or make obsolete the products sold by the Company.

COMPETITION

     The Company faces substantial competition in each of its markets. Significant competitive factors in the Company's markets include price, quality and product performance, breadth of product line and customer service and support. Some of the Company's existing and potential competitors have substantially greater financial, manufacturing, marketing and other resources than the Company. To compete successfully, the Company must continue to make substantial investments in its engineering and development, marketing, sales, customer service and support activities. There can be no assurance that competitors will not develop products that offer price or performance features superior to the Company's products.

     The Company considers its major competitors to be the CCTV and access control operations of Sensormatic Electronics Corporation, Burle (part of Philips Communication & Security Systems, Inc.), Panasonic, Pelco, Vicon Industries, Inc. and Cassi Rusco.

DEPENDENCE UPON MANAGEMENT AND KEY PERSONNEL

     The ability of the Company to continue profitable operations will depend significantly upon its Chairman of the Board and Chief Executive Officer, George
K. Broady, its Executive Vice President, Ted Wlazlowski and its Vice President-Finance, Treasurer and Chief Financial Officer, Tim D. Torno, and upon certain other key employees of the Company. The loss of the services of Messrs. Broady, Wlazlowski or Torno or any of the Company's other key employees could be expected to have a material adverse effect upon the Company's business and operations. In addition, the Company's future success will be dependent upon its ability to recruit and retain qualified personnel.

DEPENDENCE UPON MAJOR CUSTOMER

     Sales to one customer accounted for approximately 17% of the Company's total sales during 1998. During each of 1996 and 1997, sales to this customer accounted for approximately 12% of the Company's total sales. An unexpected decline in sales to this customer could have a material adverse effect on the Company.

ACQUISITIONS AND EXPANSION

     Acquisitions have contributed significantly to the Company's recent growth. The Company believes that acquisitions are an effective way to obtain new CCTV and related products and integrated systems, add experienced personnel, access additional channels of distribution, expand into new geographic territories, diversify its customer base and improve operating efficiencies through economies of scale. As the security industry continues to consolidate, Ultrak will also continue to search for growth through acquisitions. There can be no assurance that future acquisition opportunities will become available, that future acquisitions can be consummated on favorable terms or that such acquisitions will contribute to the Company's profitability. The Company's business strategy to pursue additional acquisitions may require the Company to incur debt in the future, result in potentially dilutive issuances of securities or result in increased goodwill, intangible assets and amortization expense.

     Successful integration of an acquired company into existing operations can be difficult and costly. The desired benefits of an acquisition may not be achieved unless the separate operations of the Company and the acquired company are successfully combined in an orderly and timely manner. The acquisition and transition process also may divert substantial management time and attention from the Company's other operations and activities. Any limitations or difficulties encountered in the transition process could have a material adverse effect on the Company's business, financial condition and results of operations.

ABILITY TO ACHIEVE AND MANAGE GROWTH

     In addition to growth from acquisitions, the Company has experienced significant internal growth. The Company's ability to continue its internal growth will depend on a number of factors, including the availability of working capital to support such growth, existing and emerging competition, the Company's ability to maintain sufficient profit margins, and the Company's ability to adapt its infrastructure and systems to accommodate growth and recruit and train additional personnel.

EXCHANGE RATE FLUCTUATIONS

     A substantial portion of the Company's purchases and sales occur outside the United States. Since the revenues and expenses of the Company's foreign operations are generally denominated in local currencies, exchange rate fluctuations between local currencies and the dollar subject the Company to currency exchange risks with respect to the results of its foreign operations. Therefore, the Company is subject to these risks to the extent it is unable to denominate it purchases or sales in U.S. dollars or otherwise shift to its customers or suppliers the risks of currency exchange rate fluctuations. The Company's foreign-based operations, primarily in Western Europe, accounted for 34% of 1998 net sales. The Company issues intercompany loans to its foreign subsidiaries denominated in U.S. dollars, exposing the foreign subsidiaries to the effect of changes in spot exchange rates of their local currency relative to the U.S. dollar. In addition, many of the foreign-based operations make sales to customers denominated in different currencies, which carry minimal market risk because the transactions normally settle quickly. The Company does not regularly use forward-exchange contracts to hedge these exposures. Therefore, fluctuations in exchange rates may affect the results of the Company's international operations reported in U.S. dollars and the value of such operations' net assets reported in U.S. dollars. Additionally, the results of operations, financial condition and competitive position of the Company may be affected by the relative strength of the currencies in countries where its products are sold. Based on the Company's foreign currency exchange rate exposure for intercompany borrowings of approximately $15.4 million at December 31, 1998, a 10% adverse change in currency rates would create an additional comprehensive loss of approximately $1.5 million.

RISKS OF INTERNATIONAL TRADE

     Because a substantial portion of the Company's purchases and sales of products are made internationally, international trade is important to the Company's business. International trade is subject to numerous risks, including labor strikes, shipping delays, political or economic instability, military actions and import duties. There is no assurance that the United States, South Korea, Japan, Italy, France, Germany, Australia,

Hong Kong, China or other nations will not in the future impose trade restrictions which could adversely affect the Company's operations.

PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes 2,000,000 shares of Preferred Stock, $5.00 par value, of which 195,351 shares of Series A Preferred Stock (the "Series A Preferred Stock") are currently issued and outstanding. The Company's Preferred Stock may be issued in series from time to time with such designations, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The potential exists that additional series of the Company's Preferred Stock might be issued that would grant dividend preferences and liquidation preferences to preferred stockholders over holders of the Common Stock. Unless the nature of a particular transaction and applicable statutes requires such approval, the Board of Directors has the authority to issue Preferred Stock without stockholder approval. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without any further action by stockholders.

CONTROL BY PRINCIPAL STOCKHOLDER

     George K. Broady, the Chairman of the Board and Chief Executive Officer of the Company, is the beneficial owner of 1,975,553 shares of the Common Stock. Of that amount, Mr. Broady directly owns 1,377,403 shares of Common Stock, has stock options that allow him to acquire 191,169 shares of Common Stock within 60 days, and the 195,351 shares of Series A Preferred Stock owned by Mr. Broady are convertible into 406,981 shares of the Common Stock. Each share of the Series A Preferred Stock has voting rights equal to 16.667 shares of the Common Stock. Mr. Broady therefore controls approximately 31% of the votes on all matters which are or may be submitted to a vote of stockholders of the Company. The holders of shares controlling a majority of the votes of the stockholders of the Company can elect all of the directors of the Company and approve or disapprove certain fundamental corporate transactions, including mergers, liquidation, a "going private" transaction, the sale of substantially all of the Company's assets and the authorization, issuance and sale of new securities of the Company, and may delay or prevent a change in control of the Company.

NO DIVIDENDS

     The Company has never paid cash dividends on the Common Stock. The Company presently intends to retain earnings to finance the development and expansion of its business. The declaration in the future of any cash dividends on the Common Stock will be at the discretion of the Company's Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors. The Company intends to continue to pay dividends on outstanding shares of Series A Preferred Stock, all of which are owned by George K. Broady, the Chairman and Chief Executive Officer of the Company. Dividends in the amount of $117,210 have been paid annually to Mr. Broady since the issuance of the Series A Preferred Stock.

ANTI-TAKEOVER PROVISIONS

     The shares beneficially owned by Mr. Broady and the Company's other executive officers, directors and affiliates and certain provisions contained in the Company's Certificate of Incorporation and By-Laws may have the effect of discouraging persons from pursuing a non-negotiated takeover of the Company and preventing certain changes of control.

     Section 203 of the Delaware General Corporation Law, which is applicable to the Company, contains provisions that restrict certain business combinations with interested stockholders, which may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company.

     In addition, the Company's Certificate of Incorporation authorizes 2,000,000 shares of Preferred Stock, $5.00 par value. The Company's Preferred Stock might be issued in series from time to time with such designations, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The potential exists, therefore, that additional series of the Company's Preferred Stock might be issued that would grant dividend preferences and liquidation preferences to preferred stockholders over holders of the Common Stock. Unless the nature of a particular transaction, applicable statutes or NASDAQ rules require such approval, the Board of Directors has the authority to issue Preferred Stock without stockholder approval. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without any further action by stockholders.

YEAR 2000

     The Company has designed and tested the most current versions of its products to be Year 2000 compliant. Based upon the expected timely completion of changes to its management information systems and its discussions with its primary suppliers and vendors, the Company does not believe that the Year 2000 issues will have a material impact on the financial position, results of operations or cash flows of the Company. However, there can be no assurances that the Company will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in the Company's products or internal systems, which are composed of third party software, third party hardware that contains embedded software and the Company's own software products, that may result in material costs to the Company.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the Common Stock offered by this prospectus.

                          DESCRIPTION OF COMMON STOCK

     The Company has authorized capital stock consisting of 20,000,000 shares of the Common Stock, $0.01 par value, and 2,000,000 shares of Preferred Stock, $5.00 par value.

THE COMMON STOCK

     All outstanding shares of Common Stock are fully paid and nonassessable. All holders of Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Votes may not be cumulated in the election of directors. Stockholders have no preemptive or subscription rights. The Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions. Holders of shares of Common Stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefor and are entitled, upon liquidation, to share ratably in all assets remaining after payment of liabilities. The rights of holders of Common Stock will be subject to the preferential rights of the Series A Preferred Stock and any preferential rights of any Preferred Stock which may be issued in the future.

TRANSFER AGENT

     Securities Transfer Corp. is the Transfer Agent and Registrar for the Company's Common Stock.

                              SELLING SHAREHOLDER

     Under an Agreement and Plan of Merger, dated March 15, 1999 (the "ABM Merger Agreement"), among ABM Data Systems, Inc. ("ABM"), the selling shareholder (Robert F. James), the Company, and ABM Acquisition Corp., we must file and cause to become effective a registration statement covering the shares issued to the selling shareholder under the ABM Merger Agreement. We have filed this Registration Statement according to the terms of the ABM Merger Agreement.

     The selling shareholder received 250,000 shares of Common Stock pursuant to the ABM Merger Agreement. All of the 250,000 shares of Common Stock being offered under this prospectus are being offered by the selling shareholder. The selling shareholder is an employee of ABM and ABM is a wholly-owned subsidiary of the Company.

                              PLAN OF DISTRIBUTION

     The selling shareholder may from time to time sell the shares directly or offer the shares through underwriters, dealers or agents. The distribution of securities by the selling shareholder may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholder in connection with such sales of shares. Sales of the shares may be made pursuant to this prospectus or, upon compliance with the provisions of Rule 144 under the Securities Act, pursuant to Rule 144.

     At the time a particular offer of shares is made by or on behalf of the selling shareholder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

                                 LEGAL MATTERS

     Our legal counsel, Gardere & Wynne, L.L.P., Dallas, Texas, has issued for us an opinion about certain legal matters relating to the shares of Common Stock being offered under this prospectus.

                                    EXPERTS

     The consolidated financial statements of the Company and subsidiaries for and as of the fiscal years ended December 31, 1996, 1997 and 1998 included in this Prospectus and the Registration Statement have been audited by Grant Thornton LLP, independent public accountants, as stated in their reports thereon appearing elsewhere herein and in the Registration Statement, and are so included in reliance on such reports given upon the authority of that firm as experts in auditing and accounting.

                                INDEMNIFICATION

     The Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the Delaware General Corporation Law ("DGCL"). The DGCL does not permit liability to be eliminated (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or (iv) for any transaction for which the director derived an improper personal benefit.

     The Company's Certificate of Incorporation includes a provision that provides generally for mandatory indemnification of all the Company's officers and directors.

     Article VI of the Company's By-Laws provides generally for indemnification of all of the Company's officers and directors to the fullest extent permitted under the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses

(including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Company also has a policy insuring it and its directors and officers against certain liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

------------------------------------------------------
------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Where You Can Find More Information...  iii
Forward Looking Statements............  iii
The Company...........................    1
Risk Factors..........................    3
Use of Proceeds.......................    6
Description of Common Stock...........    6
Selling Shareholder...................    6
Plan of Distribution..................    7
Legal Matters.........................    7
Experts...............................    7
Indemnification.......................    7

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                 250,000 SHARES

                                  ULTRAK, INC.

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                                  July 2, 1999

------------------------------------------------------
------------------------------------------------------